Exhibit 1.06

Information444
Investor Relations	Media Relations

Monish Bahl CDC Corporation 678-259-8510 monishbahl@cdcsoftware.com	Kate Corcoran Articulate Communications Inc. 212-255-0080, ext. 18 kcorcoran@articulatepr.com

FOR IMMEDIATE RELEASE

CDC Software Introduces First Managed Software as a Service Enterprise Solution for Life
Sciences

Industry-Specific SaaS Solution for Life Sciences includes ERP, SCM, CRM and services for validation and change control

HONG KONG, ATLANTA – Nov. 28, 2007 – CDC Software, a wholly owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of industry-specific enterprise software applications and business services, announced today the launch of its Software as a Service (SaaS) suite of applications for life sciences companies. This first-of-its-kind offering, specifically designed for life sciences, leverages the Ross Enterprise suite of applications that are currently in use with hundreds of life sciences manufacturers and research organizations around the world.

This comprehensive, industry-specific solution for life sciences companies may be deployed in a matter of days with, in most instances, no customizations required. This unique combination of industry fit and rapid deployment makes this solution suited to a broad array of emerging and mid-sized pharma and biopharma companies supporting GMP manufacturing, clinical supply operations, chargebacks for wholesaler distribution, and project / service-based organizations (CMO/CRO). These life sciences enterprises can choose an off-site hosted or an on-site managed deployment and they also have the option to choose a monthly subscription fee or traditional software license fee.

CDC Software has partnered with Vantage Systems, a premium managed software service provider that specializes in the life sciences industry. Vantage has established a track record of highly successful deployments of CDC Software’s Ross Enterprise applications worldwide. Through the partnership, CDC Software will provide the Ross Enterprise applications for life sciences including enterprise resource planning (ERP), supply chain planning (SCP), customer relationship management (CRM), business process management (BPM), enterprise performance management (EPM), electronic batch records, contract and chargeback management and project accounting. Vantage is expected to host and manage the applications and provide additional services including GMP assessments, validation, change control, outsource manufacturing collaboration, and chargeback processing.

“Midsize and emerging life science companies require a solution that is highly focused on their unique business needs and one that offers reduced deployment costs and minimal IT maintenance costs over the life of the system,” said Eric Musser, CEO and president of CDC Software. “Our managed SaaS offering for life sciences, we believe, is the only solution of its kind available today. We are meeting the specific needs of life sciences companies around the world by combining the industry solution expertise of CDC Software and Vantage Systems. We also believe our complete specialized software applications, combined with their hosting and specialized value-added services, provide the ideal solution for life science companies that need to avoid the overhead and risks of complex, internal deployments of their enterprise systems.”

“Many emerging pharmaceutical and biopharma manufacturers and research organizations simply cannot afford license fees for a GMP validated system, long implementations or costly maintenance of typical enterprise software systems,” said Bob Congiusti, CEO of Vantage Systems. Congiusti, with more than 30 years of IT management experience and a former vice president of IT at life sciences manufacturer, Cambrex, concluded: “As their managed services provider, we are minimizing the high costs of maintaining an IT infrastructure and the industry-specific challenges of GMP assessments, validation, change control, outsource manufacturing collaboration, and chargeback processing.”

About Vantage Systems

Vantage Systems is a premium managed software services provider that specializes in the life sciences industry. Vantage Systems offers a range of products and services designed to accelerate the ERP (enterprise resource planning) implementation process, enable process improvement initiatives, lower IT costs, reduce technical complexity, and assist customers with their regulatory compliance efforts. For more information, please visit www.vantagesystems.com.

About Ross Enterprise for Life Sciences

Ross Enterprise for Life Sciences is CDC Software’s comprehensive suite of applications for the Life Sciences industry. From emerging biotechnology firms to billion-dollar drug manufacturers, Ross Enterprise solutions are designed with an in-depth understanding of the critical operations of the Life Sciences industry with key functionality in: forecasting and planning, formula management, inventory control, manufacturing management, quality control, lot tracing, product costing, customer service and business analytics. The system provides cGxP compliant transaction processing and work flow systems for materials management, manufacturing, financials and the extended life science supply chain. Ross Enterprise is used to streamline the transition from clinical trials to commercial manufacturing, and facilitate effective management of in-house and outsourced manufacturing. Ross Enterprise is used worldwide by more than 1,200 companies including BioConvergence, Mission Pharmacal, Cambrex, Crown Laboratories/Del-Ray Dermatologicals, and Anabolic Labs. For more information, visit www.rossinc.com.

About CDC Software

CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability.  CDC Software’s product suite includes: CDC Factory (manufacturing operations management), Ross ERP (enterprise resource planning) and SCM (supply chain management), IMI (warehouse management and order management), Pivotal CRM and Saratoga CRM (customer relationship management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Platinum HRM (human resources) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 12 on the MBT 2007 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to, among other things, the Ross Enterprise for Life Sciences and Managed Services offerings, our status as first-to-market with this product or a product of this type, the availablility or lack of availability of similar products, our ability to provide reduced IT costs for our customers, our ability to provide a low total cost of ownership, rich functionality and other benefits to our customers, our ability or our customer’s ability to deploy this product within certain timeframes and without customization, the suitability of this solution for certain customers, potential customers and industries, our partnership with Vantage Systems, including the services and assistance that Vantage may provide, our ability to meet customer needs, the completeness of our product offerings, and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the current and future status of the Life Sciences marketplace and the demand for related products; the ability and need to develop, integrate and deploy applications to meet customer’s requirements; the possibility of development or deployment difficulties or delays; the risk of varying results among products, services, customers and industries; our continued commitment to this software; Vantage System’s (and any other applicable third party’s) commitment to, continuing commitment to, and compliance with, our partnership and the support of this and other product offerings; the continued ability of our solutions to address industry-specific requirements of companies in the Life Sciences industry; the fluctuation in demand for, and market acceptance of, new and existing solutions; the continued development of new functionalities which would allow enterprises to compete more effectively; the ability of a customer’s staff to utilize the information generated with our software; and changes in the type of information required to compete in the Life Sciences industry. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2006 on Form 20-F filed on July 2, 2007. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.